EXHIBIT 99.1

Statement by International Aluminum Corporation

Claims Against International Aluminum Are Without Merit

Monterey Park, CA-based International Aluminum Corporation (NYSE-IAL) today released the following statement in response to a recent press release issued by Eppsteiner & Smith, LLP and Milstein, Adelman & Kreger, LLP, two law firms representing the plaintiffs in a pending lawsuit against IAL.

As IAL has previously reported, we believe the charges contained in litigation now before the Solano County California Superior Court are without merit.

The Court has allowed the lawsuit to proceed as a class-action at this time, but there has been no ruling by the Court on the merits of any of plaintiffs’ claims.  IAL denies the allegations made by plaintiffs and intends vigorously to contest their charges in the legal proceedings.

International Aluminum Corporation, founded and incorporated in 1963, is an integrated building products manufacturer of diversified lines of aluminum and vinyl products.  Its primary markets are focused towards three distinct product lines: residential products consisting of broad lines of aluminum and vinyl windows and doors; commercial products encompassing state-of-the-art curtain walls, window walls, storefronts and other commercial framing components and aluminum extruded products which serve its residential and commercial products segments as well as a diversified outside customer base.

Caution Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 relating to the exploration of strategic and financial alternatives and enhancement of shareholder value. There can be no assurance that this process will result in a transaction by IAL or enhanced shareholder value.  IAL disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.